Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2026, with respect to the consolidated financial statements included in the Annual Report of Canterbury Park Holding Corporation on Form 10-K for the years ended December 31, 2025 and 2024. We hereby consent to the incorporation by reference of said report in the Registration Statements of Canterbury Park Holding Corporation on Forms S-8 (File No. 333-224111, File No. 333-120377, File No. 333-97537, File No. 333-97533, File No. 333-34509, File No. 333-91591, File No. 333-150037, File No. 33-96582, File No. 33-96580 and File No. 333-258672) and S-3 (File No. 333-267540 and File No 333-290279).

/s/ Wipfli LLP

Minneapolis, Minnesota
March 10, 2026